Exhibit 3.1

CERTIFICATE OF FORMATION OF

METROMILE, LLC

Dated as of July 28, 2022

This Certificate of Formation of Metromile, LLC is being duly executed and filed by the undersigned, as an authorized person, to form a limited liability company under the Delaware Limited Liability Company Act (6 Del. C. § 18-101, et seq.).

1.       Name. The name of the limited liability company formed hereby is Metromile, LLC (the “Company”).

2.       Registered Office. The address of the registered office of the Company in the State of Delaware is 1007 North Orange Street, 10th Floor, New Castle County, Wilmington, Delaware, 19801.

3.       Registered Agent. The name and address of the registered agent for service of process on the Company in the state of Delaware is MWE Corporate Services, LLC, 1007 North Orange Street, 10th Floor, New Castle County, Wilmington, Delaware, 19801.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of Metromile, LLC as of the date first above written.

/s/ Daniel Schreiber
Name:	Daniel Schreiber
Title:	Authorized Person

[Signature Page to Certificate of Formation of Metromile, LLC]